American CareSource Announces Financial Results for First Quarter 2012

Revenue from TPAs grew 24 percent compared to the first quarter of 2011

DALLAS, May 10, 2012 — American CareSource Holdings (NASDAQ: ANCI), the leading national network of ancillary healthcare providers, today reported revenue of $9.4 million for the first quarter of 2012, compared to $13.1 million for the same period in 2011. Net loss for the quarter was $558,000 compared to a net loss of $222,000 for the prior-year period.

Today, approximately 60 percent of employees with health insurance are covered by an employer’s self-funded plan. The growth among self-insured employers, as well as the ongoing implementations of recent healthcare reforms, has emphasized the need for healthcare cost containment, which is a primary function of third-party administrators (TPAs). During the first quarter, the company continued to focus on meeting the needs of TPAs and the direct payor market, primarily through its network of ancillary service providers. This strategy is supported by the size of the market.

During the first quarter, revenue from the company’s TPA clients grew $924,000 or 24 percent, and ACS added another new TPA client, as well as significantly increased its pipeline of prospects within the market. The company continued to focus on controlling costs and preserving its cash reserves. It reduced its non-variable cost structure 6 percent, despite significant investments in its sales function, and generated approximately $168,000 of positive cash flow.

Kenn S. George, CEO and Chairman of the Board stated, ”While I continue to be disappointed in the decline in our overall top-line revenue due to continued pressures on our legacy PPO clients, and the length of our sales cycle, I am very encouraged by the growth from clients in our target market. We continue to focus on bringing value to a sizable market for our core business, primarily through our ancillary network, but also through DiaSource, our new solution for controlling dialysis costs.”

First Quarter Highlights
•	Revenue from TPA clients grew $924,000, or 24 percent, compared to first quarter of 2011.

•	As previously announced, ACS engaged JMG Management Group to consult on the process of transforming ACS' sales function. In addition, two new sales representatives were added early in the quarter.

•
As previously announced, as part of the company’s new DiaSource program, a participating provider hosted its first patient. The relationship was facilitated by a benefits broker, which was identified as an additional sales channel.

•
ACS completed development of a proprietary software connection to a major claims adjudication system that will simplify and accelerate implementations with clients and prospects that utilize that system.

•	ACS continued to control headcount through natural attrition; headcount at March 31, 2012 was 54 employees, compared to 57 employees at December 31, 2011 and 64 employees at March 31, 2011.

•	ACS generated positive cash flow and ended the quarter with $11.5 million of cash and cash equivalents.

Net Revenue
Overall, net revenue was $9.4 million for the first quarter of 2012 compared to $13.1 million in the same period in 2011. Non-legacy accounts (added in 2010-2012) generated $3.8 million and grew 40 percent compared to the first quarter of 2011, representing early success of the company’s strategy to focus on the TPA and direct payor market. The growth in these accounts was primarily due to two clients that generated full claims flow in the first quarter of 2012, compared to early 2011 when the accounts were in the implementation phase.  In addition, several clients added incremental employer groups that were previously not utilizing ACS’ network of ancillary service providers.

Revenue from ACS’ two significant legacy accounts declined by a combined $4.0 million, or 50 percent, due to factors described in previous earnings announcements from the company. Revenue and claims volume from the larger of the two legacy clients was negatively impacted by issues related to its change in technology platforms. Revenue from the other significant legacy account was negatively impacted by its continued transition related to a business combination. An additional client that was implemented in early 2009, exited the health insurance business in 2011 and generated minimal revenue in the first quarter of 2012 compared to $860,000 in the first quarter last year.

Claims Volumes
ACS billed 44,000 claims during the first quarter of 2012, a decrease from the 68,000 claims it billed during the same period last year. The lower claims volume was primarily the result of the decline in claims volume from the two significant legacy clients by 17,000 claims compared to first quarter of 2011.

Following are claims volumes for the periods presented:

(Claim amounts in 000’s)	Q1 2012	Q4 2011	Q1 2011
Claims:
Processed	55	69	85
Billed	44	57	68

Contribution Margin
Contribution margin for the first quarter of 2012 increased to 11.8 percent, compared to 10.9 percent reported during the first quarter of 2011. The increase in contribution margin was primarily the result of the decline in provider payments as a percent of revenue, from 75.0 percent in the first quarter of 2011 to 72.3 percent in the same period this year. The improvement in margin on provider payments is the result of the change in mix of clients generating revenue and claims volume.  ACS’ second-largest client historically carried a lower margin relative to other clients; the client contributed 11 percent of the company’s revenue in the first quarter of 2012 compared to 21 percent in the same period last year.  In addition, contribution margin benefited from a positive shift in mix towards higher margin service categories, such as infusion services and durable medical equipment.

Following is a comparison of statement of operations components as a percent of net revenue:

	Q1 2012	Q4 2011	Q1 2011
Provider payments	72.3%	75.8%	75.0%
Administrative fees	4.9%	4.6%	5.1%
Claims administration and provider development	11.0%	7.4%	9.0%
Total cost of revenues	88.2%	87.8%	89.1%

Selling, General and Administrative Expenses (SG&A)
SG&A for the first quarter of 2012 decreased to $1.44 million from $1.46 million in the same period last year. The decrease was primarily the result of a decline in headcount in ACS’ administrative functions.  The company continued to focus on controlling costs in the first quarter primarily through natural attrition. Those declines offset the aforementioned sales and marketing investments that included the addition of two sales resources.

SG&A was 15 percent of revenues in the first quarter of 2012, compared to 11 percent in the first quarter of 2011. The increase is the direct result of the decline in revenues as compared to the first quarter of last year.

Adjusted EBITDA
Adjusted EBITDA for the first quarter of 2012 was a loss of $99,000, compared to positive adjusted EBITDA of $293,000 reported in the prior-year period.

Adjusted EBITDA is defined as net loss excluding the impact of income taxes, depreciation and amortization, non-cash stock-based compensation expense, amortization of long-term client agreements, severance costs and other non-cash charges. Adjusted EBITDA should be considered in addition to, but not in lieu of, net income or loss reported under generally accepted accounting principles (GAAP).

A reconciliation of adjusted EBITDA to net loss is provided in the tables accompanying this release.

Financial Liquidity
Total cash and cash equivalents at March 31, 2012 were $11.5 million, compared to $11.3 million reported at December 31, 2011, and compared to $11.8 million reported at March 31, 2011.

The company was debt-free as of March 31, 2012.

About American CareSource Holdings, Inc.
American CareSource Holdings is the first national, publicly traded ancillary care network services company. The company offers a comprehensive national network of more than 4,800 ancillary service providers at more than 38,000 sites through its subsidiary, Ancillary Care Services. Ancillary Care Services provides ancillary health care services through its network that offers cost-effective alternatives to physician and hospital-based services. These providers offer services in 30 categories including laboratories, dialysis centers, free-standing diagnostic imaging centers, infusion centers, long-term acute care centers, home-health services and non-hospital surgery centers, as well as durable medical equipment.  The company's ancillary network and management provide a complete outsourced solution for a wide variety of health care payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third-party administrators and both federal and local governments. For additional information, please visit www.anci-care.com.

ANCI-F

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
Any statements that are not historical facts contained in this release, including with respect to the company's plans, objectives and expectations for future operations, projections of the company's future operating results or financial condition, and expectations regarding the health care industry and economic conditions, are forward-looking statements. Substantial risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, including, but not limited to, the company's dependence upon its two largest clients and recent declines in their business, the company's inability to attract or maintain providers or clients or achieve its financial results, changes in national health care policy, federal or state regulation, and/or rates of reimbursement including without limitation the impact of the Patient Protection and Affordable Care Act, Health Care and Educational Affordability Reconciliation Act and medical loss ratio regulations, general economic conditions (including the recent economic downturns and increases in unemployment), lower than anticipated demand for ancillary services, pricing, market acceptance/preference, the company's ability to integrate with its clients, consolidation in the industry that affect the company's key clients, changes in the business decisions by significant clients, increased competition, decisions by service providers in the company’s network to terminate their agreements with ACS, the company's inability to manage growth, implementation and performance difficulties, and other risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission. Except as otherwise required by law, the company undertakes no obligation to update or revise these forward-looking statements.

– ### –

Investor Relations Contact:
Matthew D. Thompson
Chief Financial Officer
mthompson@anci-care.com
phone (972) 308-6830

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(amounts in thousands except per share data)

	Three months ended
	March 31,
	2012	2011

Net Revenues	$9,401	$13,077

Cost of revenues:
Provider payments	6,795	9,809
Administrative fees	464	672
Claims administration and provider development	1,034	1,169
Total cost of revenues	8,293	11,650

Contribution margin	1,108	1,427

Selling, general and administrative expenses	1,440	1,461
Goodwill impairment charge
Depreciation and amortization	219	190
Loss on disposals
Total operating expenses	1,659	1,651

Operating loss	(551)	(224)

Other Income	-	-
Loss before income taxes	(551)	(224)
Income tax provision (benefit)	7	(2)
Net loss	$(558)	$(222)

Loss per basic and diluted common share	$(0.03)	$(0.01)
Diluted

Basic and diluted weighted average common shares outstanding	17,089	16,962
Diluted weighted average common shares outstanding

Reconciliation of non-GAAP financial measures to reported GAAP financial measures:

	Three months ended
	March 31,
	2012	2011

Net loss	$(558)	$(222)
Income tax provision (benefit)	7	(2)
Depreciation and amortization	219	190
Other	(3)	(14)
EBITDA	(335)	(48)
Non-cash stock-based compensation expense	131	229
Goodwill impairment charge
Amortization of long-term client agreement	62	62
Severance costs (included in selling, general and administrative expenses)	43	-
Client administration fee expense related to warrants	-	50
EBITDA, as adjusted	$(99)	$293

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	March 31, 2012
	(unaudited)	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$11,483	$11,315
Accounts receivable, net	3,592	4,317
Prepaid expenses and other current assets	462	565
Total current assets	15,537	16,197

Property and equipment, net	1,802	1,829

Other assets:
Other non-current assets	241	242
Intangible assets, net	864	896
Goodwill	-	-
Total assets	$18,444	$19,164

LIABILITIES and STOCKHOLDERS' EQUITY

Current Liabilities:
Due to service providers	$3,159	$3,678
Accounts payable and accrued liabilities	1,440	1,237
Total current liabilities	4,599	4,915

EQUITY
Common stock	171	171
Additional paid-in capital	22,454	22,300
Accumulated deficit	(8,780)	(8,222)
	13,845	14,249
TOTAL LIABILITIES AND EQUITY	$18,444	$19,164

AMERICAN CARESOURCE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(amounts in thousands)

	Year ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(558)	$(222)
Adjustments to reconcile net loss to net cash provided (used) by operations:
Non-cash stock-based compensation expense	131	229
Depreciation and amortization	219	190
Goodwill impairment charge	-	-
Amortization of long-term client agreement	62	62
Client administration fee expense related to warrants	-	50
Deferred income taxes	1	(5)
Loss on disposals	-	-
Changes in operating assets and liabilities:
Accounts receivable	725	(1,221)
Prepaid expenses and other assets	52	5
Accounts payable and accrued liabilities	226	(193)
Due to service providers	(519)	(1,504)
Net cash provided by (used in) operating activities	339	(2,609)

Cash flows from investing activities:
Investment in software development costs	(77)	(116)
Investment in property and equipment	(86)	-
Proceeds from disposal of fixed assets	-	-
Net cash used in investing activities	(163)	(116)

Cash flows from financing activities:
Proceeds from exercise of equity incentives	-	-
Payment of income tax withholdings on net exercise of equity incentives	(8)	-
Net cash used in financing activities	(8)	-

Net increase (decrease) in cash and cash equivalents	168	(2,725)
Cash and cash equivalents at beginning of period	11,315	14,512

Cash and cash equivalents at end of period	$11,483	$11,787

Supplemental cash flow information:
Cash paid for taxes, net of refunds received	$-	$-
Supplemental non-cash financing activity:
Income tax withholdings on conversion of equity incentives	$-	$16
Accrued bonus paid with equity incentives	$23	$-